Exhibit 99.1

Diamondback Energy Launches Tender Offer for Any and All of its 7.625% Senior Notes Due 2021

MIDLAND, Texas, Oct. 21, 2016 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback” or “the Company”) today announced that it has commenced a cash tender offer to purchase any and all of its 7.625% Senior Notes due 2021. As of October 20, 2016, Diamondback had $450 million aggregate principal amount of the notes outstanding. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of October 21, 2016, and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on October 27, 2016, unless extended (the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time unless extended.

Holders of notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such notes, each in accordance with the instructions described in the Offer to Purchase, will receive total cash consideration of $1,059.69 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on October 28, 2016.

The tender offer is contingent upon, among other things, Diamondback’s successful completion of a proposed debt financing transaction, the proceeds of which will be sufficient to fund the purchase of all outstanding notes and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered. Diamondback may amend, extend or terminate the tender offer in its sole discretion. The Company currently intends to redeem any and all notes that are not validly tendered and purchased by the Company in the tender offer and that remain outstanding.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 864-1460 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers only), at the following web address: www.dfking.com/fang.

Persons with questions regarding the tender offer should contact the following dealer manager: J.P. Morgan Securities LLC, by telephone at (866) 834-4666 (U.S. toll-free) or (212) 834-4811 (call collect).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Bone Spring, Clearfork and Cline formations.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the proposed transactions described above. Diamondback cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Diamondback cannot assure you that the proposed transactions (including the proposed debt financing) described above will be consummated on the terms Diamondback currently contemplates, if at all. Information concerning these and other factors can be found in Diamondback’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Diamondback undertakes no obligation to update any forward-looking statement contained in this press release, even if Diamondback’s expectations or any related events, conditions or circumstances change. Diamondback is not responsible for any changes made to this release by wire or Internet services.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com